Exhibit 99.3

SHANDONG JINDALU VEHICLE CO., LTD

GUARANTEE

SHANDONG JINDALU VEHICLE CO., LTD promises to ZAP: we acknowledge that XEBRA electric cars and electric pick-up are produced with both sides’ financial and material endeavors in the passing year. JINDALU so much appreciates ZAP’s support. JINDALU again promises seriously that ZAP is the exclusive agent within the territory of North America. The electric cars manufactured by JINDALU are not distributed or retailed within the said territory through other clients or channels except for ZAP.

JINDALU entrusts ZAP to represent the interests of JINDALU in the territory of North America. Any fault use of the name of JINDALU or his products are regarded as the cheated activities.

The guarantee is valid for a period of 10 years.

/s/ Lu Fujun
President